Exhibit 99.1

SOHU.COM REPORTS SECOND QUARTER 2014 UNAUDITED FINANCIAL RESULTS

BEIJING, CHINA, July 28, 2014 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group, today reported unaudited financial results for the second quarter ended June 30, 2014.

Second Quarter Highlights

•	Total revenues hit record at US$400 million, up 18% year-over-year and 10% quarter-over-quarter.

•	Brand advertising revenues were US$133 million, up 33% year-over-year and 20% quarter-over-quarter.

•	Sogou[1] revenues were US$91 million, up 82% year-over-year and 30% quarter-over-quarter.

•	Online game revenues were US$154 million, down 9% year-over-year and 6% quarter-over-quarter.

•	GAAP net loss attributable to Sohu.com Inc. was US$45 million, or US$1.16 loss per fully-diluted share.

Non-GAAP2 net loss attributable to Sohu.com Inc. was US$34 million, or US$0.88 loss per fully-diluted share.

Dr. Charles Zhang, Chairman and CEO of Sohu.com Inc., commented, “I am pleased to report that our Group’s quarterly revenues hit record high of $400 million, in line with our prior guidance. Notably, for our news and video businesses, we made solid progress in mobile monetization as our large user base successfully attracted a growing number of advertisers. Mobile ad revenues for each of them grew in triple digit from the prior quarter. For Sogou, it launched the unique WeChat official account search function as it deepened the cooperation with Tencent. And driven by strong revenue growth, for two consecutive quarters, Sogou achieved profitability that was even sooner than we had forecasted.”

Dr. Zhang added, “For Changyou, its platform initiatives are well on track with the second quarter achieving 252 million average monthly active users of platforms channels, almost tripled from a year ago. In the meantime, we saw relatively soft performance of its existing portfolio of online games primarily as Changyou released a new expansion pack for TLBB to reduce the level of difficulty and make other adjustments in April. With the expansion packs of existing games and new games in the pipeline, we expect its game business will continue to generate healthy cash flow to support Changyou’s long term growth objectives.”

Mr. Xiaochuan Wang, CEO of Sogou, commented, “Through ten years of efforts, Sogou laid a solid foundation in developing search technology and forming a comprehensive product portfolio. Following the strategic investment from Tencent, the two parties have cooperated well in multiple aspects. Leveraging Tencent’s vast user base and broad spectrum of data, we have enhanced our competitiveness in search market, especially on mobile. We are now able to provide our users better quality and differentiated search experience, as evidenced by Sogou’s unique ability to index and search content within WeChat’s over 4 million official accounts. Meanwhile, Sogou’s revenue and profit have reached to a level that enable us to increase our investment in product innovation and brand building. Sogou is set to become an increasingly competitive challenger in the search market.”

[1]	Sogou operates the search and others business and offers Internet value-added services (“IVAS”) with respect to Web games developed by third-party developers. The search and others business includes search and Sogou Web Directory. In the statements of operations, revenues from search and Sogou Web Directory are recorded as “Search and others” revenue, and revenues from IVAS are recorded as “Others” revenue.
[2]	Non-GAAP results exclude income/expense from share-based awards and the related tax impact, adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders of Sogou. Explanation of the Company’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and “Reconciliations of Non-GAAP Results of Operation Measures to the Nearest Comparable GAAP Measures.”

Second Quarter Financial Results

Revenues

Total revenues for the second quarter of 2014 were US$400 million, up 18% year-over-year and 10% quarter-over-quarter.

Total online advertising revenues, which include revenues from brand advertising and search and others businesses for the second quarter of 2014, were US$218 million, up 49% year-over-year and 25% quarter-over-quarter.

Brand advertising revenues for the second quarter of 2014 totaled US$133 million, up 33% year-over-year and 20% quarter-over-quarter. The year-over-year increase was mainly due to revenue increases in the online video and 17173 advertising businesses. The quarter-over-quarter increase was mainly due to increases in the online video and automobile advertising businesses.

Search and others revenues for the second quarter of 2014 were US$85 million, up 84% year-over-year and 32% quarter-over-quarter. The year-over-year and quarter-over-quarter increases were mainly due to increased traffic and improved monetization.

Online game revenues for the second quarter of 2014 were US$154 million, down 9% year-over-year and 6% quarter-over-quarter. The year-over-year and quarter-over-quarter decreases were mainly due to decreased revenues from Wartune and DDTank in China, and decreased revenues from TLBB because fewer players spent money in the game in the second quarter of 2014 after Changyou released a new expansion pack that made some of the gameplay easier for players to play.

Gross Margin

Both GAAP and Non-GAAP gross margin were 58% for the second quarter of 2014, compared with 62% in the first quarter of 2014 and 66% in the second quarter of 2013.

Both GAAP and Non-GAAP online advertising gross margin for the second quarter of 2014 were 44%, compared with 45% in the first quarter of 2014 and 48% in the second quarter of 2013.

Both GAAP and non-GAAP gross margin for the brand advertising business in the second quarter of 2014 were 38%, compared with 42% in the first quarter of 2014 and 49% in the second quarter of 2013. The year-over-year and quarter-over-quarter decreases in gross margin were primarily due to increases in content and bandwidth costs.

GAAP gross margin for the search and others business in the second quarter of 2014 were 52%, compared with 51% in the first quarter of 2014 and 47% in the second quarter of 2013. Non-GAAP gross margin for the search and others business in the second quarter of 2014 were 53%, compared with 51% in the first quarter of 2014 and 47% in the second quarter of 2013. The year-over-year increase were primarily attributable to a decrease in traffic acquisition costs as a percentage of search and others revenues. The quarter-over-quarter increase was mainly due to a decrease in bandwidth and depreciation costs as a percentage of search and others revenues.

Both GAAP and non-GAAP gross margin for online games in the second quarter of 2014 were 80%, compared with 84% in the first quarter of 2014 and 86% in the second quarter of 2013. The year-over-year and quarter-over-quarter decreases were mainly due to increased salary and benefits expense with respect to the game operation staff in the second quarter of 2014.

Operating Expenses

For the second quarter of 2014, operating expenses totaled US$292 million, up 82% year-over-year and down 1% quarter-over-quarter. Non-GAAP operating expenses were US$267 million, up 67% year-over-year and down 8% quarter-over-quarter. The year-over-year increase was mainly due to an increase in marketing and promotion expenses of Changyou for various software applications and an increase in salaries and compensation expenses as a result of increased number of employees and average compensation.

Operating Loss

Operating loss for the second quarter of 2014 was US$62 million, compared with operating loss of US$69 million in the previous quarter and operating profit of US$64 million in the second quarter of 2013.

Non-GAAP operating loss for the second quarter of 2014 was US$35 million, compared with operating loss of US$63 million in the previous quarter and operating profit of US$66 million in the second quarter of 2013.

Income Tax Benefit

Both GAAP and non-GAAP income tax benefit were US$1.7 million in the second quarter of 2014, compared with US$0.2 million income tax expense in the previous quarter and US$16 million income tax expense in the second quarter of 2013. The income tax benefit was mainly from an income tax benefit of Changyou of US$2.2 million, primarily as a result of recognition of deferred tax assets for a net loss carry forward by some of its operating entities which were loss-making, partially offset by US$0.5 million income tax expense incurred by other businesses of Sohu.

Net Loss

Before deducting the share of net loss pertaining to Non-controlling Interest, GAAP net loss for the second quarter of 2014 was US$51 million, compared with net loss of US$56 million in the previous quarter and net income of US$53 million in the second quarter of 2013. Non-GAAP net loss for the second quarter of 2014 was US$24 million, compared with net loss of US$51 million in the previous quarter and net income of US$54 million in the second quarter of 2013.

GAAP net loss attributable to Sohu.com Inc. for the second quarter of 2014 was US$45 million, or US$1.16 loss per fully-diluted share, compared with net loss of US$79 million in the previous quarter and net income of US$22 million in the second quarter of 2013. Non-GAAP net loss attributable to Sohu.com Inc. for the second quarter of 2014 was US$34 million, or US$0.88 loss per fully-diluted share, compared with net loss of US$48 million in the previous quarter and net income of US$23 million in the second quarter of 2013.

Cash Balance

As of June 30, 2014, the Sohu Group had cash and cash equivalents of US$1,050 million, compared with US$1,287 million as of December 31, 2013.

Ms. Carol Yu, President and CFO of Sohu.com Inc., commented, “I am pleased that the total revenues for the Sohu Group reached $400 million, driven up strong growth in online video and Sogou businesses. Although our near-term margin is under pressure due to strategic deployment for online video and Changyou, I am confident that such investments will yield long-term return for our shareholders.”

Business Outlook

For the third quarter of 2014, Sohu estimates:

•	Total revenues to be between US$427 million and US$442 million.

•	Brand advertising revenues to be between US$148 million and US$153 million; this implies a sequential increase of 11% to 15% and an annual increase of 19% to 23%.

•	Sogou revenues to be between US$100 million and US$105 million; this implies a sequential increase of 10% to 15% and an annual growth of 76% to 84%.

•	Online game revenues to be between US$158 million and US$163 million; this implies a sequential increase of 3% to 6 % and an annual decrease of 2% to an annual increase of 1%.

•	Before deducting the share of non-GAAP net loss pertaining to Non-Controlling interest, non-GAAP net loss to be between US$28 million and US$34 million.

•	Non-GAAP net loss attributable to Sohu.com Inc. to be between US$29 million and US$33 million, and non-GAAP loss per fully-diluted share to be between US$0.75 and US$0.85.

•	Assuming no new grants of share-based awards, we estimate that compensation expenses relating to share-based awards to be around US$22 million to US$23 million. The estimated impact of this expense is expected to increase Sohu’s loss per fully-diluted share for the third quarter of 2014 under US GAAP by 57 to 59 US cents. This figure should not be used to calculate Sohu’s projected GAAP loss per fully-diluted share, as there are other factors impacting such a calculation, for which no reconciliation is provided.

Non-GAAP Disclosure

Sohu discloses its non-GAAP operating results by excluding income/expense from share-based awards and the related tax impact, adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders of Sogou.

To supplement the unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Sohu’s management uses non-GAAP measures of gross profit, operating profit, income tax expense, net income attributable to Sohu.com Inc. and net income attributable to Sohu.com Inc. per share, which are adjusted from results based on GAAP to exclude the impact of share-based awards, which consist mainly of share-based compensation expenses and non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based awards, utilization of non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders does not involve subsequent cash outflow or is reflected in the cash flows at the equity transaction level, Sohu does not factor this impact in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measures for commissions and bonuses are based on non-GAAP financial measures that exclude the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP gross profit, operating profit, income tax expense, net income attributable to Sohu.com Inc. and net income attributable to Sohu.com Inc. per share, excluding the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders is that the impact of share-based awards and non-cash tax benefits from excess tax deductions related to share-based awards has been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact may recur in the future, and dividend and deemed dividend to non-controlling preferred shareholders may recur when Sohu and its affiliates enter into equity transactions. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Mezzanine equity consists of non-controlling interests in 7Road and a put option that gave the non-controlling shareholders the right to put their shares to Changyou at a pre-determined price if 7Road achieved specified performance milestones before the expiry of the put option and 7Road did not complete an initial public offering on NASDAQ, the New York Stock Exchange or The Stock Exchange of Hong Kong. Non-controlling interests of 7Road and the put option were classified as mezzanine equity in Changyou’s consolidated balance sheets, as redemption of the non-controlling interests was not solely within the control of Changyou.

In accordance with ASC subtopic 480-10, Changyou accreted the balance of non-controlling interests to its redemption value over the period from the date of the 7Road acquisition to the earliest exercise date of the put right. Any subsequent changes in the redemption value were considered to be changes in accounting estimates and were also recognized over the same period as net income attributable to mezzanine classified non-controlling interests.

On May 1, 2013, Changyou entered into an agreement to acquire all of the ordinary shares of 7Road held by the non-controlling shareholders. The acquisition was completed on June 5, 2013. Under ASC 810-10, changes in a parent’s ownership interest while the parent retains control of its subsidiary are accounted for as equity transactions, and do not impact net income or comprehensive income in the consolidated financial statements. Following the closing of the acquisition, US$2.4 million, representing the excess of the amount of the mezzanine-classified non-controlling interests in 7Road over the purchase price as of the closing date, was recorded in Changyou’s equity accounts.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, instability in global financial and credit markets and its potential impact on the Chinese economy, recent slow-downs in the growth of the Chinese economy, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, Sohu’s current and projected future losses due to increased spending by Sohu for video content and by Changyou for marketing for software on mobile devices, the possibilities that Sohu will be unable to recoup its investment in video content and that Changyou will be unable to develop successful games for mobile platforms or successfully monetize mobile games it develops or acquires, and Sohu’s reliance on online advertising sales, online games and mobile services for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2013, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call on the same day at 8:30 a.m. U.S. Eastern Time, July 28, 2014 (8:30 p.m. Beijing/Hong Kong time, July 28, 2014) following the quarterly results announcement.

The dial-in details for the live conference call are:

US Toll-Free:	+1-866-519-4004
International:	+65-6723-9381
Hong Kong:	+852-2475-0994
China Mainland	+86-800-819-0121 / +86-400-620-8038
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 11:30 a.m. Eastern Time on July 28 through August 4, 2014. The dial-in details for the telephone replay are:

International:	+1-855-452-5696
Passcode:	72567820

The live webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s website at http://investors.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; developer and operator of online games www.changyou.com/en/ and leading online video website tv.sohu.com.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information service on mobile platforms, including Sohu News App and mobile news portal WAP.Sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of online games that includes Tian Long Ba Bu, one of the most popular massively multi-player online (“MMO”) games in China, and it owns and operates the 17173.com Website, a leading game information portal in China that is visited by tens of millions of visitors every month. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its eighteenth year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Mr. Jeff Bloker
Christensen
Tel:	+1 (480) 614-3003
E-mail:	jbloker@ChristensenIR.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	Jun. 30, 2014	Mar. 31, 2014	Jun. 30, 2013
Revenues:
Online advertising
Brand advertising	$133,408	$111,103	$100,191
Search and others	85,064	64,309	46,171

Subtotal	218,472	175,412	146,362

Online games	153,877	163,388	168,295
Others (a)	27,802	26,515	24,247

Total revenues	400,151	365,315	338,904

Cost of revenues:
Online advertising
Brand advertising (includes stock-based compensation expense of $700, $-262 and $67, respectively)	82,898	64,140	51,556
Search and others (includes stock-based compensation expense of $482, $31 and $3, respectively) (b)	40,420	31,737	24,498

Subtotal	123,318	95,877	76,054

Online games (includes stock-based compensation expense of $17, $17 and $28, respectively)	30,263	26,586	22,981
Others (includes stock-based compensation expense of $0, $0 and $0, respectively) (a)	16,305	16,035	14,610

Total cost of revenues	169,886	138,498	113,645

Gross profit	230,265	226,817	225,259

Operating expenses:
Product development (includes stock-based compensation expense of $7,294, $2,653 and $408, respectively) (b)	102,218	117,722	63,361
Sales and marketing (includes stock-based compensation expense of $2,111, $703 and $201, respectively) (b)	136,606	142,354	71,678
General and administrative (includes stock-based compensation expense of $15,961, $2,098 and $532, respectively) (b)	53,246	35,354	25,772

Total operating expenses	292,070	295,430	160,811

Operating profit/(loss)	(61,805)	(68,613)	64,448

Other income	694	3,750	1,532
Interest income	8,779	8,457	5,498
Exchange difference	59	578	(1,984)

Income (loss) before income tax expense	(52,273)	(55,828)	69,494

Income tax expense/ (benefit)	(1,740)	214	16,251

Net Income (loss)	(50,533)	(56,042)	53,243

Less: Net income attributable to the mezzanine classified noncontrolling interest shareholders	—	—	7,112
Net income (loss) attributable to the noncontrolling interest shareholders	(9,443)	(4,935)	24,505

Dividend to non-controlling Sogou series A preferred shareholders	—	27,747	—

Net income (loss) attributable to Sohu.com Inc.	(41,090)	(78,854)	21,626

Basic net income (loss) per share attributable to Sohu.com Inc.	$(1.07)	$(2.05)	$0.57

Shares used in computing basic net income per share attributable to Sohu.com Inc.	38,475	38,411	38,259

Diluted net income (loss) per share attributable to Sohu.com Inc.	$(1.16)	$(2.05)	$0.56

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,475	38,411	38,492

Note:

(a)	Comparative revenues and cost of revenues for mobile has been merged with others to conform to the current period presentation.
(b)	In June, 2014, Sogou repurchased 4,155,800 of its ordinary shares from Sohu and Sogou employees and non-employees for aggregated consideration of $42 million, at a repurchase price exceeding the fair value of the ordinary share. Under ASC 718, the excess of the repurchase price over the fair value of equity instruments repurchased from employees should be recognized as additional compensation expense. Therefore, approximately $17.0 million was recognized in the consolidated statements of operations for the second quarter of 2014 as share-based compensation expense in connection with the repurchases.

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Jun. 30, 2014	As of Dec. 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$1,050,362	$1,287,288
Restricted time deposits	372,058	393,087
Short term investments	—	2,827
Investment in debt securities	—	82,009
Accounts receivable, net	164,906	154,342
Prepaid and other current assets	139,978	132,002

Total current assets	1,727,304	2,051,555

Fixed assets, net	549,233	564,442
Goodwill	207,541	208,795
Intangible assets, net	99,926	107,108
Restricted time deposits	9,305	40,961
Prepaid non-current assets	8,704	9,527
Other assets	32,143	16,327

Total assets	$2,634,156	$2,998,715

LIABILITIES
Current liabilities:
Accounts payable	$126,059	$125,896
Accrued liabilities	201,984	227,018
Receipts in advance and deferred revenue	102,104	113,328
Accrued salary and benefits	113,504	90,901
Taxes payable	38,850	48,324
Deferred tax liability	20,601	18,813
Short-term bank loans	257,000	410,331
Other short-term liabilities	66,366	79,798
Contingent consideration	2,867	—

Total current liabilities	$929,335	$1,114,409

Long-term accounts payable	5,331	6,252
Long-term Tax payable	24,820	24,835
Deferred tax liabilities	11,180	12,337
Contingent consideration	1,498	4,162
Total long-term liabilities	$42,829	$47,586

Total liabilities	$972,164	$1,161,995

SHAREHOLDERS’ EQUITY:
Sohu.com Inc. shareholders’ equity	1,247,967	1,326,705
Noncontrolling Interest	414,025	510,015

Total shareholders’ equity	$1,661,992	$1,836,720

Total liabilities and shareholders’ equity	$2,634,156	$2,998,715

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended Jun. 30, 2014				Three Months Ended Mar. 31, 2014				Three Months Ended Jun. 30, 2013
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP

		700	(a)			(262	)(a)			67	(a)

Brand advertising gross profit	$50,510	$700		$51,210	$46,963	$(262)		$46,701	$48,635	$67		$48,702

Brand advertising gross margin	38%			38%	42%			42%	49%			49%

		482	(a)			31	(a)			3	(a)

Search and others gross profit	$44,644	$482		$45,126	$32,572	$31		$32,603	$21,673	$3		$21,676

Search and others gross margin	52%			53%	51%			51%	47%			47%

		1,182	(a)			(231	)(a)			70	(a)

Online advertising gross profit	$95,154	$1,182		$96,336	$79,535	$(231)		$79,304	$70,308	$70		$70,378

Online advertising gross margin	44%			44%	45%			45%	48%			48%

		17	(a)			17	(a)			28	(a)

Online games gross profit (c)	$123,614	$17		$123,631	$136,802	$17		$136,819	$145,314	$28		$145,342

Online games gross margin	80%			80%	84%			84%	86%			86%

Others gross profit (c)	$11,497	$—		$11,497	$10,480	$—		$10,480	$9,637	$—		$9,637

Others gross margin	41%			41%	40%			40%	40%			40%

		1,199	(a)			(214	)(a)			98	(a)

Gross profit	$230,265	$1,199		$231,464	$226,817	$(214)		$226,603	$225,259	$98		$225,357

Gross margin	58%			58%	62%			62%	66%			66%

		26,565	(a)			5,240	(a)			1,239	(a)

Operating profit (loss)	$(61,805)	$26,565		$(35,240)	$(68,613)	$5,240		$(63,373)	$64,448	$1,239		$65,687

Operating margin	-15%			-9%	-19%			-17%	19%			19%

		26,565	(a)			5,240	(a)			1,239	(a)

Net income (loss) before Non-Controlling Interest	$(50,533)	$26,565		$(23,968)	$(56,042)	$5,240		$(50,802)	$53,243	$1,239		$54,482

						2,859	(a)
		10,499	(a)			27,747	(b)			998	(a)

Net income (loss) attributable to Sohu.com Inc. for diluted net income (loss) per share (d)	$(44,509)	$10,499		$(34,010)	$(78,854)	$30,606		$(48,248)	$21,503	$998		$22,501

Diluted net income (loss) per share attributable to Sohu.com Inc.	$(1.16)			$(0.88)	$(2.05)			$(1.26)	$0.56			$0.58

Shares used in computing diluted net income (loss) per share attributable to Sohu.com Inc.	38,475			38,475	38,411			38,411	38,492			38,540

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	Deemed dividend to noncontrolling Sogou series A preferred shareholders.
(c)	The classification of certain comparative figures of revenues and cost of revenues for online games and others has been changed to conform to the current period presentation.
(d)	To adjust Sohu’s economic interest in Changyou and Sogou under the treasury stock method and if-converted method, respectively.